UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

DIGI INTERNATIONAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

DIGI INTERNATIONAL INC.

9350 Excelsior Blvd.
Hopkins, Minnesota 55343
952-912-3444

Proxy Statement Supplement

This supplement (this “Supplement”), dated December 18, 2024, supplements the definitive proxy statement (the “Proxy Statement”) filed by Digi International Inc., a Delaware corporation, with the Securities and Exchange Commission on December 13, 2024 for the annual meeting of stockholders to be held on February 3, 2025 (the “Annual Meeting”) as a virtual meeting. This Supplement is being filed to include a clarification to the voting standards on Proposal 4 as described in the Proxy Statement to clarify the effect of shares of a stockholder who abstains or does not vote at the Annual Meeting or by proxy.

Accordingly, under the heading “General Information—Vote Required on Proposals—Abstentions and Broker Non-Votes,” the following paragraph is revised in its entirety to read as follows:

Abstentions and Broker Non-Votes. Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum at the meeting. However, shares of a stockholder who abstains or does not otherwise vote at the meeting or by proxy (including broker non-votes) will not be counted for the election of directors or the Say-on-Pay proposal. An abstention will have the effect of a vote against the ratification of auditors and the amendment and restatement of the Digi International Inc. 2021 Omnibus Incentive Plan. A stockholder who does not vote at the meeting, by proxy (including broker non-votes) or otherwise, on the ratification of auditors and the amendment and restatement of the Digi International Inc. 2021 Omnibus Incentive Plan will have no effect on the outcome of those proposals.

Except as specifically supplemented by the information contained herein, this Supplement does not revise or update any of the other information set forth in the Proxy Statement. From and after the date of this Supplement, any references to “Proxy Statement” are to the Proxy Statement as supplemented hereby. If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any further action unless you wish to change your vote. You can revoke your proxy at any time before your shares are voted if you submit a written revocation to our corporate secretary at our executive offices before the Annual Meeting, or at the Annual Meeting, (2) submit a timely later-dated proxy (or voting instruction form if you hold shares in street name), (3) provide timely subsequent telephone or Internet voting instructions, or (4) vote at the Annual Meeting.

This Supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting, and the Proxy Statement contains other important additional information. This Supplement should be read in conjunction with the Proxy Statement.